UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): June 24th, 2011


                                   CYTTA CORP.
             (Exact name of registrant as specified in its charter)

        Nevada                         333-139699                    98-0505761
(State of Incorporation)          (Commission File No.)             (Tax ID No.)

               6490 West Desert Inn Road, Las Vegas, Nevada 89146
                    (Address of principal executive offices)

       Registrant's Telephone Number, including area code: (702) 307-1680

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR240.13e-4(c)).
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 24thth, 2011, the Company entered into a Joint Venture and Value Added Reseller Agreement (herein the "Agreement") with Promia, Inc of San Francisco, Ca (herein "Promia") to utilize Promia's software and hardware development services and technologies to create robust and security enabled software and hardware solutions for the Cytta Medical Ecosystem.

The Cytta Medical Ecosystem consists of a cellular network, composed of SMS, data and voice capacity in the USA, which Cytta intends to utilize to provide data and voice transmission services from Bluetooth enabled medical peripherals and other Technology to medical smartphones. The data will move from the smartphones to the Cytta Data repository and from there to the Cytta Electronic Dashboard for review by their clients and from there to any other authorized recipients.

Promia is an established development firm and software provider since 1991 and is in the business of providing solutions that are designed to support highly secure, reliable, scalable and interoperable business applications. Promia's open-standard solutions comply with the newest emerging security regulations and specifications, providing high levels of information security assurance

Pursuant to the Agreement, Cytta will also be a value added reseller of the existing Promia technology.

In exchange for the Joint Venture Agreement, Cytta is required to fund the Joint Venture in the amount of two hundred and fifty thousand dollars ($250,000) of which the initial deposit has already been been made. Additionally Cytta is forming a joint venture entity named the "Cytta Connects LLC," which the parties will operate through and of which Cytta will be the Managing Member.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1   Joint Venture and Value Added Reseller Agreement

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29th, 2011

Cytta Corp.


By: /s/ Stephen Spalding
   ----------------------------------
   Stephen Spalding, CEO

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